Exhibit 3.1
ARTICLES OF AMENDMENT OF
OF
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION, AS AMENDED,
OF
SONTRA MEDICAL CORPORATION
     The undersigned, being the Chief Executive Officer of Sontra Medical Corporation, a Minnesota corporation (the “Corporation”) does hereby certify that pursuant to the provisions of Chapter 302A of the Minnesota Business Corporation Act, including Section 302A.135 thereof, the following amendment to the Second Amended and Restated Articles of Incorporation, as amended, of the Corporation was duly adopted by unanimous written consent to action without a meeting of the Board of Directors:
     RESOLVED, that the Second Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out ARTICLE 1 thereof in its entirety and by substituting in lieu of said ARTICLE 1 the following new ARTICLE 1:
           “ARTICLE 1. The name of the Corporation is Echo Therapeutics, Inc.”
     The undersigned swears that the foregoing is true and accurate and that the undersigned has the authority to sign this document on behalf of the Corporation. The foregoing Articles of Amendment shall be effective as of October 8, 2007.

SONTRA MEDICAL CORPORATION
By:	/s/ Patrick T. Mooney
Name:	Patrick T. Mooney
Title:	Chief Executive Officer